Exhibit 99.1

Lulus Reports Third Quarter 2026 Results

CHICO, Calif., November 12, 2026 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today reported financial results for the third quarter ended September 27, 2026, revised its financial outlook for the fiscal year ending January 3, 2027 and provided its financial outlook for the fiscal year ending January 2, 2028.

Crystal Landsem, CEO of Lulus, said:

“During the third quarter, we continued to advance our assortment reset and saw encouraging signs from newer product, even as the impact of historical assortment decisions remained a headwind to customer engagement and repeat purchasing behavior. While these pressures continue to weigh on revenue, we are encouraged by the improving productivity and reorder eligibility of 2026 product introductions, which reinforces our confidence that refocusing the assortment on the categories and customers where Lulus has historically differentiated itself is the right path to rebuilding customer engagement over time.

We also continued to see meaningful growth in our wholesale business, demonstrating the appeal of our product assortment across a broader customer base and providing an important avenue for future growth. At the same time, our disciplined approach to inventory management, merchandising, cost control and operational efficiency contributed to a 230-basis-point improvement in Gross Margin, year-to-date improvement in net cash provided by operating activities, positive year-to-date Free Cash Flow, and a 17% year-over-year reduction in inventory during the quarter.

While liquidity remains a constraint and the near-term operating environment continues to be challenging, we remain focused on preserving financial flexibility, improving the health and productivity of our inventory, and making disciplined investments in the product and customer experiences that differentiate Lulus. We believe these actions are strengthening the foundation of the business and positioning Lulus for a return to sustainable, profitable growth.”

Third Quarter 2026 Highlights:

•

Net revenue of $58.6 million, a 20% decrease compared to the same period last year, driven by a 20% decrease in Total Orders Placed and the impact of higher return rates driven primarily from sales mix, partially offset by an increase in wholesale revenue.

•	Average Order Value of $141 was flat compared to the same period last year.
•	Active Customers of 2.0 million, a 14% decrease compared to 2.4 million in the same period last year, and a decrease of 5% from the second quarter of 2026.
•	Gross profit decreased 16% to $26.3 million and Gross Margin increased 230 basis points to 44.9%, in each case compared to the same period last year.
•	Net loss of $4.3 million, compared to net loss of $2.3 million in the same period last year.
•	Adjusted EBITDA* of $(1.8) million, compared to $0.4 million in the same period last year.
•	Inventory balance of $31.9 million, a 17% decrease compared to $38.4 million in the same period last year.
•	Net cash used in operating activities of $2.1 million, compared to net cash used in operating activities of $1.8 million in the same period last year.
•	Free Cash Flow* of $(2.3) million, compared to $(2.4) million in the same period last year.
•	Total debt increased by $5.3 million during the thirteen weeks ended September 27, 2026.
•	Net Debt* increased by $2.9 million during the thirteen weeks ended September 27, 2026.

Note: “*” represents a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Heidi Crane, CFO of Lulus, said:

“Throughout the third quarter, we maintained a disciplined approach to inventory management, expense control and working capital as we continued to drive greater efficiency across the business. Our actions contributed to a 230-basis-point expansion in Gross Margin, a 17% year-over-year reduction in inventory, year-to-date improvement in net cash provided by operating activities and positive year-to-date Free Cash Flow. Going forward, our priorities remain centered on maintaining disciplined cost and inventory management, improving working capital efficiency, and carefully allocating resources to support the long-term health of the business.”

Financial Outlook

Revised 2026 Financial Outlook

The Company is revising its previously issued fiscal 2026 financial outlook to reflect the greater-than-anticipated impact of historical assortment decisions on revenue performance. While the Company continues to see encouraging improvements in the productivity and reorder eligibility of products introduced in 2026, the impact of weaker prior-year product offerings became more pronounced in the second half of the year, and the Company does not expect meaningful improvements in that trend before year-end. Accordingly, the Company expects continued year-over-year revenue pressure in the fourth quarter, comparable to the third quarter, with full-year revenue and Adjusted EBITDA below previously communicated expectations.

The Company remains focused on strengthening inventory productivity, maintaining disciplined expense management and enhancing operating efficiency to improve bottom-line results and support the long-term health of its business.

The Company now expects capital expenditures to be between $1.5 million and $2.0 million, inclusive of capitalized software, favorable to 2025 levels.

Preliminary Fiscal 2027 Financial Outlook

Looking ahead to fiscal 2027, the Company expects the year-over-year rate of revenue decline to moderate as the improving performance of products introduced in 2026 contributes more meaningfully to reorder activity and helps offset the continued impact of weaker historical product offerings. The Company also expects continued strong growth in its wholesale channel to support overall revenue performance.  A healthier sales mix, the significant full-year benefit of cost reduction initiatives implemented in late 2026, and improved inventory productivity are expected to drive a meaningful improvement in profitability.

The Company believes these recent operational improvements and structural cost reductions represent a significant step toward strengthening financial performance and establishing a foundation for long-term, sustainable profitability.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. Lulus’ outlook is based on current indications for its business. Lulus’ outlook factors in our current best estimates for anticipated headwinds, including those related to the level of tariffs, consumer demand, spending and returns by our customers, macroeconomic uncertainties, inflation, supply chain pressures, shipping and fuel costs, and the intended impact of our business initiatives and cost-reduction measures. Given the volatile nature of current consumer demand and potential for further impacts to consumer behavior due to macroeconomic factors, including continued inflation, higher interest rates, global political changes, including as a result of tariffs or bans, existing and future laws, regulations, and directives (including executive orders), as well as other world events, wars, and domestic and international conflicts that affect overall consumer confidence and the predictability of consumer purchasing behavior, Lulus’ financial outlook is subject to change.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Fiscal Quarters Ended
	September 27,	September 28,
	2026	2025
Net revenue	$58,602	$73,591
Cost of revenue	32,267	42,231
Gross profit	26,335	31,360
Selling and marketing expenses	15,507	16,935
General and administrative expenses	14,718	16,350
Loss from operations	(3,890)	(1,925)
Interest expense	(370)	(544)
Other income, net	15	205
Loss before provision for income taxes	(4,245)	(2,264)
Income tax provision	(20)	(53)
Net loss and comprehensive loss	(4,265)	(2,317)

Basic loss per share(1)	$(1.48)	$(0.84)
Diluted loss per share(1)	$(1.48)	$(0.84)
Basic weighted-average shares outstanding(1)	2,879,042	2,756,533
Diluted weighted-average shares outstanding(1)	2,879,042	2,756,533

(1)

Amounts have been adjusted to reflect the 1-for-15 reverse stock split that became effective as of the opening of business on July 7, 2025. Refer to Note 8, Stockholders’ Equity (Deficit), in the Notes to the Condensed Consolidated Financial Statements included in the Quarterly Report on Form 10-Q for the period ended September 27, 2026, for more information.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 27,	December 28,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$6,535	$2,661
Accounts receivable	5,160	1,712
Inventory, net	31,948	32,444
Assets for recovery	5,113	2,197
Income tax refund receivable, net	262	1,028
Prepaids and other current assets	4,206	3,606
Total current assets	53,224	43,648
Property and equipment, net	1,591	2,311
Goodwill	7,056	7,056
Tradename	18,509	18,509
Intangible assets, net	2,332	2,680
Lease right-of-use assets	11,787	14,521
Other noncurrent assets	566	639
Total assets	$95,065	$89,364

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$10,876	$8,340
Accrued expenses and other current liabilities	25,543	17,411
Returns reserve	16,781	10,289
Stored-value card liability	16,667	18,231
Asset Based Revolving Credit Facility – current	15,360	14,390
Lease liabilities, current	7,069	6,402
Total current liabilities	92,296	75,063
Lease liabilities, noncurrent	6,750	10,389
Other noncurrent liabilities	1,040	898
Total liabilities	100,086	86,350
Commitments and Contingencies

Stockholders' equity (deficit):
Preferred stock: $0.001 par value, 500,000 shares authorized, and no shares issued or outstanding	—	—
Common stock: $0.001 par value, 15,000,000 shares authorized; 3,035,909 and 2,971,729 shares issued and outstanding as of September 27, 2026 and December 28, 2025, respectively(1)	43	43
Additional paid-in capital	268,360	266,557
Accumulated deficit	(272,042)	(262,204)
Treasury stock, at cost, 146,555 shares outstanding as of September 27, 2026 and December 28, 2025(1)	(1,382)	(1,382)
Total stockholders' equity (deficit)	(5,021)	3,014
Total liabilities and stockholders' equity (deficit)	$95,065	$89,364

(1)

Shares have been adjusted to reflect the 1-for-15 reverse stock split that became effective as of the opening of business on July 7, 2025. Refer to Note 8, Stockholders’ Equity (Deficit), in the Notes to the Condensed Consolidated Financial Statements included in the Quarterly Report on Form 10-Q for the period ended September 27, 2026, for more information.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Thirty-Nine Weeks Ended
	September 27,	September 28,
	2026	2025
Cash Flows from Operating Activities
Net loss and comprehensive loss	$(9,838)	$(13,310)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,116	3,889
Noncash lease expense	3,540	3,406
Gain on lease modification	—	(92)
Gain on lease termination	—	(229)
Amortization of debt discount and debt issuance costs	159	490
Loss on disposal of property and equipment	—	2
Equity-based compensation expense	1,947	3,579
Changes in operating assets and liabilities:
Accounts receivable	(3,448)	(2,581)
Inventories	496	(4,386)
Assets for recovery	(2,916)	(2,842)
Income tax payable	766	2,999
Prepaid and other current assets	(503)	(489)
Accounts payable	2,542	7,350
Accrued expenses and other current liabilities	13,077	10,592
Operating lease liabilities	(3,660)	(3,279)
Other noncurrent liabilities	142	48
Net cash provided by operating activities	5,420	5,147
Cash Flows from Investing Activities
Capitalized software development costs	(971)	(1,353)
Purchases of property and equipment	(155)	(308)
Other	—	33
Net cash used in investing activities	(1,126)	(1,628)
Cash Flows from Financing Activities
Repayments on Prior Credit Agreement	—	(13,090)
Proceeds from borrowings on Asset Based Revolving Credit Facility	191,521	51,356
Repayments on Asset Based Revolving Credit Facility	(190,551)	(42,158)
Proceeds from issuance of common stock under ESPP	33	(45)
Principal payments on finance lease obligations	(1,046)	(961)
Withholding tax payments related to vesting of RSUs	(377)	(253)
Repurchase of common stock	—	(886)
Net cash used in financing activities	(420)	(6,037)
Net increase (decrease) in cash and cash equivalents	3,874	(2,518)
Cash and cash equivalents at beginning of period	2,661	4,460
Cash and cash equivalents at end of period	$6,535	$1,942

Webcast & Conference Call Information

The Company will host a conference call and live webcast with the investment community at 5:00 p.m. Eastern Time today, Thursday, November 12, 2026, to discuss its third quarter 2026 financial results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.lulus.com/. To access the call through a conference line, dial 1-877-407-0792 (in the U.S.) or 1-201-689-8263 (international callers). A replay of the conference call will be posted shortly after the call and will be available for seven days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13762669.

About Lulus

Headquartered in California, but serving millions of customers worldwide, Lulus is a women’s clothing brand offering modern, feminine styles at accessible prices for every occasion. Our goal is to make every customer feel their most confident and beautiful for the moments that matter most. Founded in 1996 and delivering fresh styles almost every day, Lulus uses direct customer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world-class personal stylists, bridal concierge, and customer care team provide thoughtful, personalized service to shoppers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our strategic priorities, business initiatives, demand trends, opportunities for long-term growth, operating environment, cost reduction and inventory management measures, liquidity, and our financial outlook for the fiscal years ending January 3, 2027 and January 2, 2028. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the risk factors discussed in Part I, Item 1A, “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 28, 2025, Part II, Item 1A, “Risk Factors” in Lulus’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2026, and our other filings with the Securities and Exchange Commission which could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Free Cash Flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods. For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Definitions of our non-GAAP financial measures and other operating metrics are presented below. We also use certain key operating metrics, including Gross Margin, Active Customers, and Average Order Value.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) before interest expense, income taxes or benefit, depreciation and amortization, adjusted to exclude the effects of equity-based compensation expense and other non-routine expenses. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes items that we do not consider to be indicative of our core operating performance.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA (as defined above) as a percentage of our net revenue.

Active Customers

We define Active Customers as the number of customers who have made at least one purchase across our platform in the prior 12-month period. Active Customer count is measured as of the last day of the relevant period. We consider the number of Active Customers to be a key performance metric on the basis that it is directly related to consumer awareness of our brand, our ability to attract visitors to our primarily digital platform, and our ability to convert visitors to paying customers. Active Customer counts are based on deduplication logic using customer account and guest checkout name, address, and email information.

Average Order Value

We define Average Order Value (“AOV”) as the sum of the total gross sales before returns across our platform in a given period, plus shipping revenue, less discounts and markdowns, divided by the Total Orders Placed (as defined below) in that period. AOV reflects the average basket size of our customers. AOV may fluctuate as we continue investing in the development and introduction of new Lulus merchandise and as a result of our promotional discount activity.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less cash used for capitalized software development costs and purchases of property and equipment. We view Free Cash Flow as an important indicator of our liquidity because it measures the amount of cash we generate.

Gross Margin

We define Gross Margin as gross profit as a percentage of our net revenue. Gross profit is equal to our net revenue less cost of revenue. Certain of our competitors and other retailers may report cost of revenue differently than we do. As a result, the reporting of our gross profit and Gross Margin may not be comparable to other companies.

Net Debt

Net Debt is a non-GAAP financial measure that is defined as total debt, which currently consists of borrowings under the Company’s 2025 credit agreement with White Oak Commercial Finance, LLC, as amended, less cash and cash equivalents. We consider Net Debt to be an important supplemental measure of our financial position, which allows us to analyze our leverage.

Total Orders Placed

We define Total Orders Placed as the number of customer orders placed across our platform during a particular period. An order is counted on the day the customer places the order. We do not adjust the number of Total Orders Placed for any cancellation or return that may have occurred subsequent to a customer placing an order. Total Orders Placed, together with AOV, is an indicator of the net revenue we expect to generate in a particular period.

LULU’S FASHION LOUNGE HOLDINGS, INC.

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Fiscal Quarters Ended
	September 27, 2026	September 28, 2025
	(13 weeks)	(13 weeks)

	(In thousands, except Average Order Value and percentages)
Gross Margin	44.9%	42.6%
Net loss and comprehensive loss	$(4,265)	$(2,317)
Adjusted EBITDA (1)	$(1,801)	$364
Adjusted EBITDA Margin (1)	(3.1)%	0.5%
Active Customers	2,040	2,380
Average Order Value	$141	$141

Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section above for definitions of these metrics.

(1)

Refer to the table below for a reconciliation of net loss and net loss margin to non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin for the thirteen weeks ended September  27, 2026 and September 28, 2025.

LULU’S FASHION LOUNGE HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation to non-GAAP Net Debt from total debt as of September 27, 2026, June 28, 2026 and December 28, 2025 is as follows:

	As of
	September 27, 2026	June 28, 2026	December 28, 2025

	(In thousands)
Total debt (1)	$(15,360)	$(10,082)	$(14,390)
Cash and cash equivalents	6,535	4,123	2,661
Net Debt	$(8,825)	$(5,959)	$(11,729)

(1)

Consists of borrowings under the Company’s 2025 credit agreement with White Oak Commercial Finance, LLC as of September 27, 2026, June 28, 2026 and December 28, 2025, which are presented as “Asset Based Revolving Credit Facility – current” in the Company’s Condensed Consolidated Balance Sheets in the Quarterly Report on Form 10-Q for the period ended September 27, 2026.

A reconciliation to non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin from net loss and net loss margin for the thirteen weeks ended September 27, 2026 and September 28, 2025 is as follows:

	Fiscal Quarters Ended
	September 27, 2026	September 28, 2025
	(13 weeks)	(13 weeks)

	(In thousands, except percentages)
Net loss and comprehensive loss	$(4,265)	$(2,317)
Excluding:
Depreciation and amortization	991	1,261
Interest expense	370	544
Income tax provision	20	53
Equity-based compensation expense (1)	600	823
Other non-routine expense (2)	483	—
Adjusted EBITDA	$(1,801)	$364
Net loss margin	(7.3)%	(3.1)%
Adjusted EBITDA Margin	(3.1)%	0.5%

(1)

The thirteen weeks ended September 27, 2026 include equity-based compensation expense for performance stock units (“PSUs”) granted during prior periods and restricted stock units (“RSUs”) granted during the period and prior periods. The thirteen weeks ended September 28, 2025 include equity-based compensation expense for PSUs and RSUs granted during the period and prior periods.

(2)	The thirteen weeks ended September 27, 2026 include primarily fees related to the strategic alternatives process.

A reconciliation to non-GAAP Free Cash Flow from net cash (used in) provided by operating activities for the thirteen and thirty-nine weeks ended September 27, 2026 and September 28, 2025 is as follows:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025

	(in thousands)
Net cash (used in) provided by operating activities	$(2,066)	$(1,819)	$5,420	$5,147
Capitalized software development costs	(260)	(543)	(971)	(1,353)
Purchases of property and equipment	(23)	(32)	(155)	(308)
Free Cash Flow	$(2,349)	$(2,394)	$4,294	$3,486

Contact

investors@lulus.com